[Crowe Horwath Letterhead]

January 28, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of Hurco Companies, Inc., dated January 26, 2009 and filed January 28, 2009 as contained in the first, second and third paragraphs of Item 4, and are in agreement with those statements.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Indianapolis, Indiana

Cc:    Mr. Robert Cruickshank
         Audit Committee Chairman
         Hurco Companies, Inc.